Exhibit 5.1

GUTIERREZ BERGMAN BOULRIS, P.L.L.C.

100 ALMERIA AVENUE, SUITE 340

CORAL GABLES, FL 33134

October 30, 2015

Health-Right Discoveries, Inc.

18851 NE 29th Avenue

Suite 700

Aventura, Florida 33180

Re:	Health-Right Discoveries, Inc. (the “Company”)

Registration Statement On Form S-1

File No. 333-206839 (the “Registration Statement”)

Ladies and Gentlemen:

You have requested our opinion with respect to the 5,309,152 shares of the Company’s common stock, par value $0.001 per share (the “Shares”) offered by certain of the Company’s shareholders and included in the Registration Statement filed with the U.S. Securities and Exchange Commission on September 9, 2015 and as subsequently amended, pursuant to the Securities Act of 1933, as amended (the “Securities Act”).

As counsel to the Company, we have examined the original or certified copies of such records of the Company, and such agreements, certificates of public officials, certificates of officers or representatives of the Company and others, and such other documents as we deem relevant and necessary for the opinion expressed in this letter. In such examination, we have assumed the genuineness of all signatures on original documents, and the conformity to original documents of all copies submitted to us as conformed or photostatic copies. As to various questions of fact material to such opinions, we have relied upon statements or certificates of officials and representatives of the Company and others.

Based on, and subject to the foregoing, we are of the opinion that the Shares are duly authorized, validly issued, fully paid and non-assessable.

In rendering this opinion, we advise you that members of this Firm are members of the Bar of the State of Florida. We express no opinion herein concerning the applicability or effect of any laws of any jurisdiction other than the laws of the State of Florida and the Federal laws of the United States of America.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference of our Firm under the heading “Legal Matters” in the Prospectus constituting part of the Registration Statement. In giving such consent, we do not thereby admit that we are included within the category of persons whose consent is required under Section 7 of the Securities Act, or the rules and regulations promulgated thereunder.

Securities and Exchange Commission

An entity which is an affiliate of our Firm holds 400,000 Shares, 200,000 of which Shares are included in the Registration Statement.

Very truly yours,

/s/ GUTIERREZ BERGMAN BOULRIS, P.L.L.C.